Exhibit 99.1

Active Power Appoints Steven Sams to Board of Directors

IBM Veteran Brings Expertise in Efficient, Sustainable and
Resilient Design of Mission Critical Facilities

AUSTIN, Texas (Feb. 16, 2016) – Active Power (NASDAQ: ACPW), a manufacturer of flywheel energy storage solutions for mission critical and renewable applications worldwide, today announced its board of directors has named Steven Sams to the company's board effective Feb. 11, 2016.

“Steve has extraordinary technology and business expertise, having spent more than 13 years in multiple executive roles at IBM and nearly 34 years in aggregate at the company,” said Dr. Ake Almgren, chairman of Active Power's board of directors. “He will be a great addition to our board.”

“Steve is well versed in the challenges our customers face in terms of electrical infrastructure and what they value, having founded and successfully led the Global Site and Facilities Services organization at IBM and Project Big Green, the company’s green data center initiative,” said Mark A. Ascolese, president and CEO, for Active Power. “His insights and experience, particularly in the areas of product positioning and customer centric communications, will make a significant contribution to Active Power.”

“I’m excited to be part of Active Power and its board,” said Sams. “The company has a highly differentiated product set that improves the financial and environmental condition of its customers’ mission critical facilities which makes for a compelling offering. I look forward to sharing my experience and contributing to the future direction and growth of the business.”

Steven Sams Bio
Steven Sams is an accomplished technology and marketing strategist with nearly 34 years in executive and senior sales and operations roles at IBM. Sams most recently led the worldwide organization that supported IBM services sales through business partners as vice president of Global Channels, Alliances and Midmarket Services, for Global Technology Services.

Prior to this, he started and led the Global Site and Facilities Services organization at IBM, a leader in designing and building highly resilient data centers and other mission critical facilities worldwide. His team’s designs are used in some of the largest data centers in the world. In 2007, Sams and his team launched Project Big Green, a billion dollar effort to make data centers worldwide more energy-efficient, cost-effective and

Exhibit 99.1

greener overall. Prior to this nearly six year stint, he served in various corporate strategy and product management leadership roles.

Sams is a graduate of the Executive Education program at the Harvard Business School. He also earned a master’s in Business Administration from the Rotman School of Management at the University of Toronto and a bachelor’s degree in General Sciences from McMaster University.

About Active Power
Active Power (NASDAQ: ACPW) designs and manufactures flywheel uninterruptible power supply (UPS) systems, modular infrastructure solutions (MIS), and energy storage products for mission critical and renewable applications worldwide. The company’s products deliver an unmatched combination of total cost of ownership, reliability and sustainability for leading organizations around the world. Customers are served via Austin and three regional operations centers located in the United Kingdom, Germany and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Active Power and Driven by Motion are registered trademarks of Active Power, Inc. The Active Power logo is a trademark of Active Power, Inc.

Press Contact:	Investor Contact:
Lee Higgins	Jordan Darrow
Senior Manager, PR and IR	Darrow Associates, Inc.
(512) 744-9488	(631) 367-1866
lhiggins@activepower.com	jdarrow@darrowir.com

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